Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Jeff Young		Sandy Smith
Media Relations	—or—	Investor Relations
617-444-3913		617-444-2804
jyoung@akamai.com		ssmith@akamai.com
Akamai to Acquire Nine Systems
Combination of world-class Internet content delivery services with rich media framework creates unique capability to enable media businesses to control and monetize digital assets
CAMBRIDGE, MA and SAN DIEGO, CA – November 20, 2006 – Akamai Technologies, Inc. (NASDAQ: AKAM) and Nine Systems Corp., Inc. announced today that the two companies have signed a definitive agreement for Akamai to acquire Nine Systems in a merger transaction. The closing of the transaction, which is subject to customary closing conditions, including the approval of Nine Systems’ stockholders, is expected by year-end. The acquisition is expected to be accretive to Akamai earnings on a normalized, diluted per share basis* in 2007.
The acquisition of Nine Systems provides Akamai with a robust rich media management framework upon which services can be built to enable customers to more effectively control and monetize their digital assets. Akamai plans to integrate Nine Systems’ Stream OS, a suite of configurable rich media management tools that enable easy production and publishing of content online, into the global Akamai network. Akamai’s goal is to provide customers worldwide with a unified solution for managing content and controlling delivery across the industry’s most pervasive rich media distribution platform.
“We are excited about offering a new and comprehensive solution for the delivery, management, and control of online media assets,” said Paul Sagan, president and CEO of Akamai. “Nine Systems has established itself as a leader in the creation of powerful Web-based tools for businesses to easily produce, publish, and distribute their streaming and downloadable media. Integrating Stream OS into our delivery network will allow Akamai to more fully support asset control, rights management, and media reporting to better enable our customers’ digital media businesses.”
“This is a big win for our customers, and for companies requiring rich media management, publishing, and robust delivery,” said Troy Snyder, president and CEO of Nine Systems. “Nine Systems’ rich media publishing and management tools already power the online media experience for some of today’s best known companies in the music, broadcast, sports, entertainment, inspirational, advertising, education, and government markets. By joining forces with Akamai, our customers will have access to the leader in accelerating content and applications online, supported by a combination of the most experienced teams in the industry.”

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Sagan continued, “We believe that as our business supporting media clients grows and their needs advance, the combined Akamai and Nine Systems rich media framework will allow us to develop the best solutions to help our customers simplify the control, management, distribution, reporting, and monetization of digital assets on the Internet.”
Under terms of the agreement, Akamai will acquire all of the outstanding common stock, preferred stock, and vested and unvested stock options of Nine Systems by issuing approximately 3.1 million shares of Akamai common stock and approximately $7 million in cash, subject to certain closing adjustments. The merger transaction is expected to be accounted for by Akamai under the purchase method of accounting.
About Nine Systems
Nine Systems is the leader in providing a comprehensive solution for rich media production, publishing and distribution in today’s most popular formats. Nine Systems’ large selection of rich media management tools allows content owners to control all aspects of their media in a robust, yet easy to use application, Stream OS. Nine Systems powers the online media experience for many of today’s best-known brands including Universal Music Group, the NBA, CinemaNow, CBS SportsLine and EMI Music. Privately held, Nine Systems is headquartered in San Diego, California, with a Network Operations Center (NOC) in Denver, Colorado, and sales offices around the U.S. For more information, visit www.ninesystems.com.
Merriman Curhan Ford & Co. (AMEX: MEM) was the acting advisor to Nine Systems in the merger transaction.
About Akamai
Akamai® is the leading global service provider for accelerating content and business processes online. Thousands of organizations have formed trusted relationships with Akamai, improving their revenue and reducing costs by maximizing the performance of their online businesses. Leveraging the Akamai EdgePlatform, these organizations gain business advantage today, and have the foundation for the emerging Web solutions of tomorrow. Akamai is “The Trusted Choice for Online Business.” For more information, visit www.akamai.com.
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The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements about the anticipated closing of the acquisition, the expectations with respect to integration of the Nine Systems technology and resulting benefits and the expected future business and financial performance of Akamai resulting from and following the acquisition. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, inability to successfully integrate the technology of Nine Systems or to develop products based on the technology, material adverse changes in the financial conditions or operations of Nine Systems, substantial delay in the expected closing of the proposed merger, inability to secure all consents and stockholder approvals necessary to effect the proposed merger and other factors that are discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.

*	In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), Akamai has historically provided additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). Recent legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. We believe that the non-GAAP financial metrics we have included are useful to management and investors because they provide additional insight into our operations as well as help us assess and monitor developments in our business. Set forth below are definitions of the non-GAAP terms we use and explanations of some of the benefits provided by those metrics.

Akamai defines “normalized net income” as net income before amortization of intangible assets, equity-related compensation, depreciation of capitalized equity-related compensation, certain gains and losses on equity investments, utilization of tax NOLs/credits and release of the deferred tax asset valuation allowance. Akamai considers normalized net income to be another important indicator of the overall performance of the Company because it eliminates the effects of events that are either not part of the Company’s core operations or are non-cash.

Akamai defines “normalized diluted share” as diluted common shares outstanding used in GAAP net income per share calculation, excluding the effect of FAS 123R under the treasury stock method. Akamai considers normalized diluted shares to be another important indicator of overall performance of the Company because it eliminates the effect of a non-cash item.